Exhibit 99.1

The New York Times Company Reports 2016 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--May 3, 2016--The New York Times Company (NYSE:NYT) announced today a first-quarter 2016 diluted loss per share from continuing operations of $.05 compared with a loss of $.09 in the same period of 2015. Adjusted diluted earnings per share from continuing operations (defined below) were $.10 in the first quarter of 2016 compared with $.11 in the first quarter of 2015.

Adjusted operating profit (defined below) was $51.5 million in the first quarter of 2016 compared with $59.2 million in the first quarter of 2015. The decline was driven by lower advertising revenues and higher costs, which were partially offset by higher circulation and other revenues. Operating profit grew to $27.9 million in the first quarter of 2016 compared with a loss of $11.1 million in the same period of 2015, largely as a result of a special pension charge incurred in 2015, as well as the items listed above.

“The rate at which we are adding digital subscriptions continues to accelerate. This quarter, we added 67,000 net digital-only subscriptions to our news products, more quarterly additions than we have had in over three years, a 21 percent increase year-over-year and a real achievement as our pay model reaches its fifth anniversary. We have continued to prioritize deepening the level of engagement of our readers with Times content and this effort, along with the application of new consumer marketing tactics, has led to an increase in new subscribers and improved retention of existing ones,” said Mark Thompson, president and chief executive officer, The New York Times Company.

“We had a more challenging quarter in both print and digital advertising in large part due to conditions impacting the entire advertising marketplace. We remain confident in our ability to grow our digital advertising revenue in the long term and we are continuing to invest in ad product innovation. Looking ahead into 2016 and as we have previously stated, we will be investing in several areas that we believe will increase revenue and contribute to our successful business transformation, including the investment in international expansion that we announced last month. And, as always, we intend to keep a sharp focus on our cost base.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2016 to the first quarter of 2015.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

First-quarter 2016 results included the following special item:

  A $41.4 million ($20.1 million after tax and net of noncontrolling interest or $.13 per share) loss from joint ventures related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

First-quarter 2015 results included the following special items:

  A $40.3 million ($24.0 million after tax or $.15 per share) pension settlement charge in connection with a lump-sum payment offer to certain former employees who participated in certain qualified pension plans. These lump-sum payments were made with cash from the qualified pensions plans, not with Company cash.
  An $4.7 million ($2.8 million after tax or $.02 per share) charge for partial withdrawal obligation under a multiemployer pension plan.

The Company had severance costs of $3.6 million ($2.2 million after tax or $.01 per share) and $1.5 million ($0.9 million after tax or $.01 per share) in the first quarters of 2016 and 2015, respectively.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2016 decreased 1.2 percent to $379.5 million from $384.2 million in the first quarter of 2015. Circulation revenues increased 2.4 percent, while advertising revenues declined 6.8 percent and other revenues increased 1.4 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and the 2016 increase in home-delivery prices at The New York Times newspaper more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscriptions increased 14.2 percent compared with the first quarter of 2015, to $54.2 million. Circulation revenue from digital-only subscriptions to our news products increased 12.9 percent to $52.1 million.

Paid digital-only subscriptions totaled approximately 1,357,000 as of the end of the first quarter of 2016, a net increase of 87,000 subscriptions compared to the end of the fourth quarter of 2015 and a 23 percent increase compared to the end of the first quarter of 2015. Of the 87,000 net additions, 67,000 net additions came from the Company’s digital news products, a 21 percent increase compared to the first quarter of 2015, while the remainder came from the Company’s Crossword product.

First-quarter print advertising revenue decreased 9.0 percent while digital advertising revenue decreased 1.3 percent. Digital advertising revenue was $41.8 million, or 29.9 percent of total Company advertising revenues, compared with $42.3 million, or 28.2 percent, in the first quarter of 2015.

Operating Costs
Operating costs remained flat in the first quarter of 2016 at $351.6 million compared with $350.3 million in the first quarter of 2015, as higher costs associated with hiring in later quarters of 2015 and higher severance were largely offset by lower non-operating retirement costs. Adjusted operating costs increased 0.9 percent to $328.0 million.

Non-operating retirement costs, which exclude special items, decreased to $4.5 million from $8.9 million in the first quarter, driven by a change in the methodology of calculating the discount rate applied to retirement costs. The exhibits in this release include the detail of non-operating retirement costs.

Raw materials costs decreased to $17.9 million from $20.3 million in the first quarter due to lower newsprint prices and volume declines.

Other Data

Joint Ventures
During the first quarter of 2016, the Company recognized a $41.4 million loss from joint ventures related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary. The Company’s proportionate share of the loss was $20.1 million after tax and adjusted for the allocation of the loss to the noncontrolling interest.

Interest Expense, net
Interest expense, net decreased to $8.8 million in the first quarter of 2016 from $12.2 million in the first quarter of 2015 due to a lower level of debt outstanding as a result of the repayment, at maturity, of the Company’s 5.0 percent senior notes in the first quarter of 2015 and increased investment income.

Income Taxes
The Company had an income tax benefit of $9.2 million in the first quarter of 2016 and $9.4 million in the first quarter of 2015. The income tax benefit in 2016 is due to the $22.8 million loss from continuing operations before taxes that resulted from the Company’s share of losses from the announced closure of the Madison paper mill.

Liquidity
As of March 27, 2016, the Company had cash and marketable securities of approximately $874.2 million (excluding restricted cash of approximately $29.2 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $432.5 million.

Share repurchases totaled $15.0 million in the first quarter of 2016. As of March 27, 2016, $16.2 million remained under the Company’s current repurchase authorization.

Capital Expenditures
Capital expenditures totaled approximately $4.9 million in the first quarter of 2016.

Outlook
Total circulation revenues in the second quarter of 2016 are expected to increase at a rate similar to that of the first quarter of 2016.

Total advertising revenues in the second quarter of 2016 are expected to decrease at a rate similar to that of the first quarter of 2016.

Adjusted operating costs are expected to increase in the low-single digits in the second quarter of 2016 compared with the second quarter of 2015 as investments in the Company's strategic growth initiatives accelerate. Operating costs are expected to increase in the mid-single digits in the second quarter of 2016 compared with the same period of 2015 due to expected costs in connection with the proposed streamlining of the Company's international print operations.

The Company expects the following on a pre-tax basis in 2016:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $35 million to $40 million, and
  Capital expenditures: approximately $45 million.

Conference Call Information
The Company’s first-quarter 2016 earnings conference call will be held on Tuesday, May 3 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 67478750. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Tuesday, May 10. The passcode is 67478750.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2016	2015	% Change
Revenues
Circulation (a)	$217,994	$212,793	2.4%
Advertising(b)	139,680	149,908	-6.8%
Other(c)	21,841	21,538	1.4%
Total revenues	379,515	384,239	-1.2%
Operating costs
Production costs	157,862	156,636	0.8%
Selling, general and administrative costs	178,246	178,797	-0.3%
Depreciation and amortization	15,472	14,844	4.2%
Total operating costs	351,580	350,277	0.4%
Pension settlement charge(d)	-	40,329	*
Multiemployer pension withdrawal expense(e)	-	4,697	*
Operating profit/(loss)	27,935	(11,064)	*
Loss from joint ventures (f)	(41,896)	(572)	*
Interest expense, net	8,826	12,192	-27.6%
Loss from continuing operations before income taxes	(22,787)	(23,828)	-4.4%
Income tax benefit	(9,201)	(9,407)	-2.2%
Net loss	(13,586)	(14,421)	-5.8%
Net loss attributable to the noncontrolling interest	5,315	159	*
Net loss attributable to The New York Times Company common stockholders	$(8,271)	$(14,262)	-42.0%

Average number of common shares outstanding:
Basic	161,003	163,988	-1.8%
Diluted	161,003	163,988	-1.8%

Basic loss per share attributable to The New York Times Company common stockholders	$(0.05)	$(0.09)	-44.4%

Diluted loss per share attributable to The New York Times Company common stockholders	$(0.05)	$(0.09)	-44.4%
Dividends declared per share	$0.04	$0.04	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

	THE NEW YORK TIMES COMPANY FOOTNOTES (Amounts in thousands)
(a)

In the first quarter of 2016, the Company reclassified the subscription revenue from its Crossword product, including prior period information, into circulation revenues from other revenues. The following table summarizes first-quarter 2016 and 2015 digital-only subscription revenues reflecting this reclassification:

		First Quarter
		2016	2015	% Change
	Digital-only subscription revenues:
	Digital-only news product subscription revenues	$ 52,075	$46,127	12.9%
	Digital Crossword product subscription revenues	2,098	1,323	58.6%
	Total digital-only subscription revenues	$ 54,173	$47,450	14.2%

	Consistent with this reclassification, the Company also adjusted the number of digital-only subscriptions to include Crossword product subscriptions. The following table summarizes first-quarter 2016 and 2015 digital-only subscriptions:
		First Quarter
		2016	2015	% Change
	Digital-only subscriptions:
	Digital-only news product subscriptions	1,161	957	21.3%
	Digital Crossword product subscriptions	196	142	38.0%
	Total digital-only subscriptions	1,357	1,099	23.5%

(b)	The following table summarizes the first-quarter 2016 advertising revenues by category:
			2016
			First Quarter	% Change vs. 2015
	Display		$126,021	-7.6%
	Classified		8,164	-12.4%
	Other advertising		5,495	32.4%
	Total advertising		$139,680	-6.8%

(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, NYT Live business and e-commerce.

(d)	In the first quarter of 2015, the Company recorded pension settlement charges of $40.3 million in connection with lump sum payment offers to certain former employees.

(e)	In the first quarter of 2015, the Company recorded a $4.7 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(f)	Includes a $41.4 million loss from joint ventures related the announced closure of the Madison paper mill.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2016	2015	% Change
Diluted loss per share from continuing operations	$(0.05)	$(0.09)	-44.4%
Add:
Severance	0.01	0.01	*
Non-operating retirement costs	0.02	0.03	-33.3%
Special items:
Pension settlement charge	-	0.15	*
Multiemployer pension plan withdrawal expense	-	0.02	*
Loss in joint ventures, net of tax and noncontrolling interest	0.13	-	*
Adjusted diluted earnings per share from continuing operations (1)	$0.10	$0.11	-9.1%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	First Quarter
	2016	2015	% Change
Operating profit/(loss)	$27,935	$(11,064)	*
Add:
Depreciation & amortization	15,472	14,844	4.2%
Severance	3,600	1,517	*
Non-operating retirement costs	4,536	8,875	-48.9%
Special items:
Pension settlement charge	-	40,329	*
Multiemployer pension plan withdrawal expense	-	4,697	*
Adjusted operating profit	$51,543	$59,198	-12.9%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	First Quarter
	2016	2015	% Change
Operating costs	$351,580	$350,277	0.4%
Less:
Depreciation & amortization	15,472	14,844	4.2%
Severance	3,600	1,517	*
Non-operating retirement costs	4,536	8,875	-48.9%
Adjusted operating costs	$327,972	$325,041	0.9%

Components of non-operating retirement costs (1)

	First Quarter
	2016	2015	% Change
Pension:
Interest cost	$18,608	$21,440	-13.2%
Expected return on plan assets	(27,790)	(28,775)	-3.4%
Amortization and other costs	8,122	10,667	-23.9%
Non-operating pension costs	(1,060)	3,332	*
Other postretirement benefits:
Interest cost	495	688	-28.1%
Amortization and other costs	1,026	1,303	-21.3%
Non-operating other postretirement benefits costs	1,521	1,991	-23.6%
Expenses associated with multiemployer pension plan withdrawal obligations	4,075	3,552	14.7%
Total non-operating retirement costs	$4,536	$8,875	-48.9%
(1) Components of non-operating retirement costs do not include special items
* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
Media:
Eileen Murphy, 212-556-1982
eileen.murphy@nytimes.com
or
Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com